MAXIMUM ANNIVERSARY VALUE DEATH BENEFIT RIDER

The "Death Benefits Before Annuitization" provision of the annuity contract to which this rider is attached is hereby deleted and replaced with the following.

Maximum Anniversary Value Death Benefits Before Annuitization

A maximum anniversary value death benefit is payable to the beneficiary upon the earlier death of you or the annuitant while this contract is in force and prior to annuitization.

We will pay the beneficiary the greatest of the following amounts less any applicable purchase payment credits that have not vested:

1.   the contract value as of the date we receive proof of death; or

2. the total payments and any applicable purchase payment credits made to the contract minus adjustments for partial withdrawals; or

3. the highest contract value on any prior contract anniversary before the earlier of your or the annuitant's 81st birthday, plus any purchase payments and purchase payment credits made since that contract anniversary and less any "adjustments for partial withdrawals" since that contract anniversary. After the earlier of your or the annuitant's 81st birthday, this value will only change due to additional payments and any applicable purchase payment credits or "adjustments for partial withdrawals".

Adjustment for Partial Withdrawals

Adjustments for partial withdrawals are calculated for each partial withdrawal as the product of (a) times (b) where:

     (a) is the ratio of the amount of the partial withdrawal (including any withdrawal charges) to the contract value on the date of (but prior
          to) the partial withdrawal.

     (b) is the death benefit on the date of (but prior to) the partial withdrawal.

Any amounts payable or applied by us as described in the sections below will be based on the contract values as of the valuation date on or next following the date on which due proof of death is received at our Administrative Office.


This Rider is effective as of the contract date of this contract unless a different date is shown here.

American Enterprise Life Insurance Company



Secretary